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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 1, 2011

Maidenform Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32568	06-1724014

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

485F US Hwy 1 South, Iselin, NJ	08830

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(732) 621-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, the Board of Directors (the “Board”) of Maidenform Brands, Inc. (the “Company”) announced the election of Nomi Ghez to the Board. Ms. Ghez will also function as a member of the Audit Committee. Maidenform Brands, Inc.’s Board of Directors is now comprised of seven members, six of whom constitute independent Directors under NYSE standards. A copy of the Company’s press release announcing Ms. Ghez’s election is attached as Exhibit 99.1 and is incorporated herein by reference.

The Board has determined that Ms. Ghez is independent under the New York Stock Exchange listing standards. There is no arrangement or understanding between Ms. Ghez and any other person pursuant to which Ms. Ghez was elected as a director, and there are no related party transactions involving Ms. Ghez that are reportable under Item 404(a) of Regulation S-K.

Ms. Ghez is a Co-Founding Partner of Circle Financial Group, a private wealth management company, which was founded in 2003.  From 1994 to 2003, Ms. Ghez was a Partner and Managing Director at Goldman Sachs & Co.   Ms. Ghez also serves as a director of the Lipman Family Companies.

Ms. Ghez will receive compensation for her service as a nonemployee director pursuant to the Company’s director compensation policy for nonemployee directors.

Item 9.01.  Financial Statements and Exhibits.

99.1           Press Release entitled “Maidenform Brands, Inc. Announces Election of Nomi Ghez to its Board of Directors” dated December 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAIDENFORM BRANDS, INC.

Date: December 1, 2011	By:	/s/Nanci I. Prado
		Name:	Nanci I. Prado
		Title:	Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release entitled “Maidenform Brands, Inc. Announces Election of Nomi Ghez to its Board of Directors” dated December 1, 2011